UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 13, 2016

Home Federal Bancorp, Inc. of Louisiana
(Exact name of registrant as specified in its charter)

Louisiana	001-35019	02-0815311
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

624 Market Street, Shreveport, Louisiana	71101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(318) 222-1145

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)            Not applicable.

(b)            On January 13, 2016, the Board of Directors of Home Federal Bancorp, Inc. of Louisiana (the "Company") designated Mr. James R. Barlow as the sole principal executive officer of the Company. Mr. Daniel R. Herndon, who previously served as co-principal executive officer with Mr. Barlow, will continue to serve as Executive Chairman of the Board of the Company in accordance with the terms of Mr. Herndon's previously disclosed amended and restated employment and transition agreement.

(c)            (1)            On January 13, 2016, the Board of Directors of the Company appointed Mr. Barlow as President and Chief Executive Officer of the Company and named Mr. Barlow as the sole principal executive officer of the Company.

    (2)            Mr. Barlow, age 47, has served as President and Chief Operating Officer of the Company and President and Chief Executive Officer of Home Federal Bank (the "Bank") since January 2013.  Mr. Barlow previously served as Executive Vice President and Chief Operating Officer of the Company from November 2009 through December 2012, President and Chief Operating Officer of the Bank from February 2009 through December 2012 and as a member of the Boards of Directors of the Bank and the Company since February and March 2009, respectively.  There are no arrangements or understandings between a director or executive officer of the Company or the Bank and Mr. Barlow pursuant to which he was named an executive officer of the Company and the Bank. No directors or executive officers of the Company or the Bank are related to Mr. Barlow by blood, marriage or adoption. Mr. Barlow has not engaged in any transactions with the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

    (3)            Not applicable.

(d)            Not applicable.

(e)            Not applicable.

(f)            Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Date:	January 19, 2016	By:	/s/Clyde D. Patterson
Clyde D. Patterson
Executive Vice President and Treasurer